                                                                     Exhibit 3.2
                                                                     -----------


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                MATRIXONE, INC.

     MatrixOne, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and by substituting in lieu of said paragraph the following paragraph:

          "The maximum number of shares which the Corporation is authorized to issue is 106,551,367 shares, 100,000,000 of which are classified and designated as common stock, $.01 par value per share (the "Common Stock"), 615,000 of which are designated as Class A Convertible Preferred Stock, $1.00 par value per share (the "Class A Preferred Stock"), 491,800 of which are designated as Class B Convertible Preferred Stock, $1.00 par value per share (the "Class B Preferred Stock"), 1,195,000 of which are designated as Class C Convertible Preferred Stock, $1.00 par value per share (the "Class C Preferred Stock"), 682,900 of which are designated as Class D Convertible Preferred Stock, $1.00 par value per share (the "Class D Preferred Stock"), 166,667 of which are designated as Class E Convertible Preferred Stock, $1.00 par value per share (the "Class E Preferred Stock"), 400,000 of which are designated as Class F Convertible Preferred Stock, $1.00 par value per share (the "Class F Preferred Stock") (the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class E Preferred Stock and the Class F Preferred Stock being hereinafter sometimes collectively referred to as the "Preferred Stock"), 2,000,000 of which are designated as Class G Convertible Preferred Stock, $1.00 par value per share (the "Class G Preferred Stock"), 750,000 of which are designated as Class H Convertible Preferred Stock, $1.00 par value per share (the "Class H Preferred Stock") and 250,000 of which are undesignated preferred stock (the "Undesignated Preferred Stock"), $1.00 par value per share."

     2. The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.



     IN WITNESS WHEREOF, said MatrixOne, Inc. has caused this certificate to be executed by Mark F. O'Connell, its President and Chief Executive Officer, and attested to by Gordon H. Hayes, Jr., its Secretary, on this _____ day of __________, 2000.


                              MATRIXONE, INC.

                              By:
                                  ---------------------------------
                                  Mark F. O'Connell
                                  President and Chief Executive Officer


ATTEST:


By:
   ---------------------------------
   Gordon H. Hayes, Jr.
   Secretary